EXHIBIT 99.23(M)(4)

                               NATIONS FUND TRUST
                                DISTRIBUTION PLAN
                     INVESTOR B SHARES -- MONEY MARKET FUNDS
                   INVESTOR C SHARES -- NON-MONEY MARKET FUNDS


      This amended and restated Distribution Plan (this "Plan") has been adopted by the Board of Trustees of Nations Fund Trust (the "Trust") in conformance with Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act").

      Section 1. Payments for Distribution-Related Services. The Trust may pay its Distributor for certain expenses that are incurred in connection with the support and distribution of Investor B Shares of the Trust's Money Market Funds and Investor C Shares of the Trust's Non-Money Market Funds (collectively, the "Shares"), as defined in Exhibit A (collectively the "Funds"). Payments by the Trust under the Plan will be calculated daily and paid monthly at a rate or rates set from time to time by the Trust's Board of Trustees, provided that no rate set by the Board for any Fund may exceed the annual rate of 0.10% of the average daily net asset value of the Investor B Shares of the Money Market Funds (as defined in Exhibit A) and 0.75% of the average daily net asset value of the Investor C Shares of the Non-Money Market Funds (as defined in Exhibit A). For purposes of determining the payments payable under this Plan, the net asset value of the outstanding Shares of the respective Funds shall be computed in the manner specified in the Trust's then current prospectuses and statement of additional information as amended or supplemented from time to time for such Shares.

      Section 2. Expenses Covered by Plan. Payments to the Distributor under
Section 1 of this Plan will be used by the Distributor (i) to compensate banks, broker/dealers or other financial institutions that have entered into Sales Support Agreements with the Distributor ("Selling Agents") for providing distribution assistance relating to Shares, (ii) for promotional activities intended to result in the sale of Shares such as by paying for the preparation, printing and distribution of prospectuses for other than current Shareholders, and (iii) to compensate Selling Agents for providing distribution services with regard to their Customers who are, from time to time, beneficial, and record owners of Shares.

      Section 3. Distribution and Sales Support Agreements. Any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust, a written agreement with the Distributor in a form duly approved from time to time by the Trust's Board of Trustees. Such agreement shall authorize the Distributor to enter into written Sales Support Agreements, in substantially the form attached hereto as Exhibit B ("Agreements"), with Selling Agents.

      As used herein, promotional activities include, but are not limited to, advertising via radio, television, newspapers, magazines and otherwise; preparing, printing and mailing sales materials, brochures and prospectuses (except for prospectuses used for regulatory purposes or for distribution to existing shareholders).

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      Section 4. Limitations on Payments. Payment made by a particular Fund under Section 1 must be for distribution or sales support services rendered for or on behalf of such Fund. However, joint distribution or sales support financing with respect to the Funds (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission ("SEC") as in effect from time to time.

      Upon proper authorization by the Trust's Trustees in accordance with Rule 12b-1 under the Act, expenses covered by this Plan may also include other expenses the Distributor (or any other person) may incur in connection with the distribution of the Trust's Shares including, without limitation, expenditures for telephone facilities and in-house telemarketing, or in connection with shareholder servicing. Distribution service fees will not be used to pay any interest expenses, carrying charges or other financing costs (except to the extent permitted by the SEC). Distribution service fees will not be used to pay any general or administrative expenses of the Distributor.

      Except for the payments specified in Section 1, no additional payments are to be made by the Trust under this Plan, provided that nothing herein shall be deemed to preclude the payments such Funds are otherwise obligated to make to
(i) NationsBank of North Carolina, N.A. ("NationsBank"), pursuant to the Investment Advisory Agreement (ii) NationsBank of Texas, N.A. ("NationsBank Texas"), pursuant to the Custody Agreement, (iii) The Shareholder Services Group, Inc. ("TSSG"), pursuant to the Transfer Agency and Registrar Agreement,
(iv) Stephens Inc. ("Stephens"), pursuant to the Administration Agreement, (v) TSSG, pursuant to the Co-Administration Agreement, (vi) Servicing Agents, pursuant to Shareholder Servicing Agreements and (vii) for the expenses otherwise incurred by a Fund and the Trust on behalf of the Shares in the normal conduct of such Fund's business pursuant to the Investment Advisory Agreement, the Custody Agreement, the Transfer Agency and Registrar Agreement, the Administration Agreement, the Co-Administration Agreement and the Shareholder Servicing Agreements. To the extent any such payments by the Trust on behalf of a Fund to NationsBank, NationsBank Texas, TSSG, Stephens or Servicing Agents; by NationsBank, NationsBank Texas, TSSG, Stephens or Servicing Agents, or any affiliate thereof, to any party pursuant to any agreement; or, generally, by the Trust on behalf of a Fund to any party, are deemed to be payments for the financing of any activity primarily intended to result in the sale of the Shares within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been approved pursuant to this Plan without regard to Section 1.

      With respect to Shares, actual distribution expenses incurred by the Distributor (or sales support expenses incurred by the Selling Agents) in a given year may exceed the sum of the fees received by the Distributor pursuant to this Plan and payments received by the Distributor pursuant to contingent deferred sales charges. Any such excess may be recovered by the Distributor, and retained by it or paid over to the Selling Agents, as applicable, in future years as long as this Plan is in effect. If this Plan is terminated or not continued, the Trust shall not be obligated to pay the Distributor (or Selling Agents) for any expenses not previously reimbursed by the Trust or recovered through contingent deferred sales charges.

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      Notwithstanding anything herein to the contrary, no Fund shall be obligated to make any payments under this Plan that exceed the maximum amounts payable under Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

      Section 5. Reports of Distributor. So long as this Plan is in effect, the Distributor shall provide to the Trust's Officers and Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended by it pursuant to the Distribution Agreement, or by Selling Agents pursuant to Sales Support Agreements, and the purposes for which such expenditures were made.

      Section 6. Approval of Plan. The Plan will become effective immediately, as to any Fund's Shares, upon its approval by (a) a majority of the outstanding Shares of such Fund, and (b) a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

      Section 7. Continuance of Plan. The Plan shall continue in effect for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 6.

      Section 8. Amendments. The Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which a Fund's Shares may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding Shares of such Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in Section 6 hereof.

      Section 9. Termination. The Plan is terminable, as to a Fund's Shares, without penalty at any time by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) a vote of a majority of the outstanding Shares of such Fund.

      Section 10. Selection/Nomination of Trustees. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust shall be committed to the discretion of such non-interested Trustees.

      Section 11. Limitation of Liability. The names "Nations Fund Trust" and "Trustees of Nations Fund Trust" refer respectively to the trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 6, 1985, which is hereby referred to and a copy of which is on file at the office of the State Secretary of The Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Nations Fund Trust" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with a Fund's Shares of the Trust must look solely to the Trust property belonging to such Fund's Shares for the enforcement of any claims against the Trust.

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      Section 12. Records. The Trust will preserve copies of this Plan,
Agreements, and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.

      Section 13. Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.



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                                    EXHIBIT A

                               NATIONS FUND TRUST

      The term "Non-Money Market Funds" used in the Plan shall refer to the following Funds of the Trust:

1.       Nations Value Fund
2.       Nations Capital Growth Fund
3.       Nations MidCap Growth Fund
4.       Nations Aggressive Growth Fund
5.       Nations Balanced Assets Fund
6.       Nations Short-Intermediate Government Fund
7.       Nations Short-Term Income Fund
8.       Nations Bond Fund
9.       Nations Strategic Income Fund
10.      Nations Intermediate Municipal Bond Fund
11.      Nations Municipal Income Fund
12.      Nations Short-Term Municipal Income Fund
13.      Nations Florida Intermediate Municipal Bond Fund
14.      Nations Florida Municipal Bond Fund
15.      Nations Georgia Intermediate Municipal Bond Fund
16.      Nations Georgia Municipal Bond Fund
17.      Nations Maryland Intermediate Municipal Bond Fund
18.      Nations Maryland Municipal Bond Fund
19.      Nations North Carolina Intermediate Municipal Bond Fund
20.      Nations North Carolina Municipal Bond Fund
21.      Nations South Carolina Intermediate Municipal Bond Fund
22.      Nations South Carolina Municipal Bond Fund
23.      Nations Tennessee Intermediate Municipal Bond Fund
24.      Nations Tennessee Municipal Bond Fund
25.      Nations Texas Intermediate Municipal Bond Fund
26.      Nations Texas Municipal Bond Fund
27.      Nations Virginia Intermediate Municipal Bond Fund
28.      Nations Virginia Municipal Bond Fund
29.      Nations Strategic Growth Fund

      The term "Money Market Funds" used in the Plan shall refer to the following Funds of the Trust:

1.       Nations Government Money Market Fund
2.       Nations Tax Exempt Fund

Dated:               October 15, 1996
Last Amended:        August 1, 2000